Exhibit 99.1

THE DESCARTES SYSTEMS GROUP INC.
STOCK OPTION PLAN
As amended June 29, 2012, April 26, 2016 and May 26, 2016
ARTICLE 1
DEFINITIONS
1.1	When used herein, the following terms shall have the following meanings:
“Affiliate” - has the meaning given to that term in National Instrument 45-106 – Prospectus and Registration Exemptions, as such instrument may be amended, supplemented or replaced from time to time, subject to the term “issuer” in such instrument being ascribed the same meaning as the term “person” in such instrument.
“Associate” - has the meaning given to that term in the Canada Business Corporations Act.
“Blackout Period” - means a period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any holder of an Option.
“Board” - means the Board of Directors of the Company.
“Business Day” - means any day other than a Saturday, a Sunday or a statutory holiday observed in the Province of Ontario.
“Code” - shall have the meaning ascribed thereto in Section 2.2(c).
“Committee” - means the Compensation Committee of the Board, or such other the committee of the Board as is designated by the Board, by way of resolution, adoption of a policy or committee mandate, or otherwise,  to administer the Plan from time to time.
“Company” - means The Descartes Systems Group Inc. and its Affiliates.
“Exercise Notice” - means a notice in writing in the form attached hereto as Schedule A signed by the Participant stating the Participant's intention to exercise a particular Option or a Share Appreciation Right.
“Exercise Price” - means the price at which a Share may be purchased pursuant to the exercise of an Option.
“Exercise Term” - means the period of time during which Options may be exercised.

“Exchange” - means The Toronto Stock Exchange, the National Market System of the National Association of Securities Dealers Automated Quotation System or any other stock exchange on which the Shares are listed and posted for trading or quoted.
“Insider” - shall have the meaning given to the term “reporting insiders” in National Instrument 55-104 – Insider Reporting Requirements and Exemptions, as such instrument may be amended, supplemented or replaced from time to time.
“Non-Executive Director” - means any director of the Company who is neither (a) an employee or officer of the Company; nor (b) a service provider of the Company (other than in the capacity of a director of the Company).
“Option” - means a right which may be granted to a Participant pursuant to the terms of this Plan which allows the Participant to purchase Shares at a set price for a future period.
“Option Agreement” - means a signed written agreement evidencing the terms and conditions upon which an Option is granted under this Plan.
“Participants” - means those directors, officers, key employees and service providers of the Company whose selection to participate in the Plan is approved by the Board, the Committee or an officer.
“Plan” - means The Descartes Systems Group Inc. Stock Option Plan.
“Security Based Compensation Arrangements” - means a stock option, stock appreciation right, stock option plan, employee stock purchase plan, share unit plan, deferred share unit plan or any other compensation or incentive mechanism, in each case, involving the issuance or potential issuance of Shares to any employee or Insider of the Company, or one or more service providers, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guaranty or otherwise.
“Share Appreciation Right” - shall have the meaning ascribed thereto in Section 3.1(b).
“Shares” - means the authorized and unissued common shares of the Company.
“Termination Date” - means the first date on which a Participant is no longer employed (or in the case of a Participant who was not an employee, the first date on which such Participant is no longer acting as a director of, or service provider to, the Company) by the Company for any reason; provided that, for the purposes of the Plan, an employee’s termination of employment with the Company shall occur on the earlier of (i) the date on which the employee ceases to render services to the Company and (ii) the date on which the Company delivers notice of the termination of the employee’s employment to him/her, whether such termination is lawful or otherwise, without giving effect to any period of notice or compensation in lieu of notice (except to the extent specifically required by applicable employment standards legislation), but, for greater certainty, (x) an employee’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of disability and (y) an employee’s transfer of employment within the group of companies comprising the Company, shall not be considered to be a termination of employment under the Plan.
“Value of Option” - means, on any date, the amount of the expense associated with the grant of an Option, as determined in accordance with U.S. generally accepted accounting principles (as determined in accordance with the Black-Scholes Merton option-pricing model) and reflected in the financial statements of the Company.
ARTICLE 2
GENERAL
2.1	Purpose: The principal purposes of the Plan are to:
(a)	allow Participants to participate in the growth and development of the Company by providing them with the opportunity to acquire Shares;
(b)	promote the long-term alignment of interests between such persons and present and/or future holders of Shares; and
(c)
assist the Company to attract, retain and incent eligible persons with the knowledge, experience and expertise required to act as employees, officers and directors of, and consultants providing services to, the Company.

2.2	Administration:
(a)	The Plan shall be administered by the Board.
(b)
The Board shall have the sole and complete authority (i) to approve the selection of Participants, (ii) to grant Options in such form as it shall determine, (iii) to grant Share Appreciation Rights in accordance with Section 3.1(b); (iv) to impose such limitations, restrictions and conditions including, but not limited to, vesting conditions and restrictions, upon such Options as it shall deem appropriate, (v) to accelerate the vesting conditions attaching to any Option, (vi) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, and (vii) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Board's determinations and actions within its authority under the Plan shall be conclusive and binding upon the Company and all other persons.

(c)
To the extent permitted by law, the Board may from time to time delegate to the Committee all or any of the powers conferred on the Board under the Plan.  In such event, the Committee shall exercise the delegated powers in the manner and on the terms authorized by the Board. Where the Board has so delegated any powers to the Committee, any reference under the Plan, in connection with such power, to the “Board” shall be read as to the “Committee”.  In this regard, and notwithstanding anything contained in the Plan to the contrary, the Committee shall have the sole and complete authority to take any action required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any awards under the Plan that are intended to be performance-based compensation under Section 162(m) of the Code.  The Board shall also be permitted to hire administrators, custodians or similar service providers to assist it in the administration of the Plan. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of the Plan in this context shall be final and conclusive.

2.3
Selection for Participation: Participants shall be selected from the directors, officers, key employees and service providers of the Company. In approving this selection, the Board shall consider such factors as it deems relevant, subject to the provisions of the Plan.

2.4	Shares Subject to the Plan:
(a)	Subject to adjustment as provided in Sections 4.2 and 4.3 below, the aggregate number of Shares which may be reserved for issuance under the Plan shall not exceed 13,154,787 Shares.
(b)
No fractional shares shall be issued upon the exercise of any Option and, if as a result of any adjustment, a Participant would become entitled to a fractional share, such Participant shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made for the fractional interest.

(c)
Notwithstanding any other provision of this Plan or any agreement relating to Options, no Options shall be granted under this Plan if together with any other Security Based Compensation Arrangements established or maintained by the Company, such grant of Options could result, at any time, in the aggregate number of Shares (i) issued to Insiders, within any one-year period or (ii) issuable to Insiders, at any time, exceeding 10% of the issued and outstanding Shares (on a non-diluted basis); provided, however, that the number of Options or Share Appreciation Rights that may be granted to any Participant in any one calendar year shall not exceed 5% of the issued and outstanding Shares (on a non-diluted basis) as of April 26, 2016.

(d)
No Option shall be granted to any Non-Executive Director if such grant would, at the time of the grant, result in: (i) the aggregate number of Shares reserved for issuance to all Non-Executive Directors under the Plan and all other Security Based Compensation Arrangements exceeding 1.0% of the total number of Shares then-issued and outstanding; (ii) the aggregate Value of Options granted to the Non-Executive Director during the Company’s fiscal year exceeding $100,000; or (iii) the aggregate Value of Options and, in the case of Security Based Compensation Arrangements that do not provide for the granting of options (“Full Value Awards”), the grant date value of Shares, granted to the Non-Executive Director during the Company’s fiscal year exceeding $150,000, provided that any Full Value Award elected to be received by a Non-Executive Director, in the  Non-Executive Director’s discretion, in place of the same value of foregone cash compensation from the Company shall not be counted toward the foregoing $150,000 limit.

(e)
If any Options terminate, expire or, except in connection with the exercise of Share Appreciation Rights, are cancelled as contemplated by the Plan (with the consent of the Participant and the prior written consent of the Exchange, where applicable), the number of Shares underlying such Options so terminated, expired or cancelled shall again become available under the Plan.

(f)
If any Option is cancelled in connection with the exercise of the related Share Appreciation Right, the aggregate number of Shares that may be issued under this Plan pursuant to Section 2.4(a) shall be reduced by the number of Shares underlying such cancelled Option.

2.5
Option Agreements: All grants of Options under the Plan shall be evidenced by an Option Agreement. Such Option Agreements shall be subject to the applicable provisions of the Plan and shall clearly set out the Exercise Term in addition to such other provisions as are required by the Plan or which the Board may direct. Any proper officer of the Company is authorized and empowered to execute on behalf of the Company any Option Agreements required to be delivered to the Participants from time to time as designated by the Board. In the event of irreconcilable conflict between the terms of an Option Agreements and the terms of this Plan, the terms of this Plan shall prevail and the Option Agreement shall be deemed to have been amended accordingly.

2.6
Non-transferability: Subject to Section 3.6, Options granted under the Plan may only be exercised by a Participant personally and no assignment or transfer of Options whether voluntary, involuntary, by operation of law or otherwise, shall vest any interest or right in such Options whatsoever in any assignee or transferee, but immediately upon any assignment or transfer, or any attempt to make the same, such Options shall terminate and be of no further effect. Notwithstanding this Section 2.6, a Participant may assign or transfer one or more Options, in compliance with such terms as the Board may determine, to a personal holding corporation wholly owned by such Participant or to a registered retirement savings plan established for the sole benefit of such Participant, provided that upon any such permitted assignment or transfer, the transferred Options shall be deemed for purposes of the Plan to continue to be held by the Participant, and shall continue to be subject to the terms and conditions of the Plan as if the Participant remained the sole holder thereof.
ARTICLE 3
SHARE OPTIONS
3.1	Award of Options and Share Appreciation Rights:
(a)
The Board (or, with respect to any awards intended to be qualified performance-based compensation under Section 162(m) of the Code, the Committee) may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, award Options to any Participant and the Company shall enter into an option agreement (the “Option Agreement”) with each Participant in the form attached hereto as Schedule B or in any other form approved by the Board.

(b)
At the sole discretion of the Board, the Board may grant to a Participant in respect of an Option awarded to the Participant, either at the time of grant of the Option or at a subsequent time, a number of rights (each a “Share Appreciation Right”) equal to the number of Shares then underlying the Option, which number shall be fixed on the date of grant of the Share Appreciation Rights, subject to adjustment pursuant to Article 4 on the same basis, mutatis mutandis, as the number of Shares underlying the Option.  The grant of a Share Appreciation Right shall be subject to the terms of the Plan and the terms and conditions of the Option in respect of which it is granted (except as the context or the Plan terms otherwise require) and such other terms and conditions as the Board may prescribe and shall be evidenced in the Option Agreement in respect of the related Option or an amendment to such Option Agreement.  Each Share Appreciation Right shall entitle the Participant to surrender to the Company, unexercised, the right to subscribe for a Share pursuant to the related Option and to receive from the Company cash in an amount equal to the fair market value of a Share on the date the Share Appreciation Right is exercised minus the Exercise Price under the related Option, net of applicable withholding taxes and other source deductions.  For the purposes of this Section 3.1(b), the fair market value of a Share will be deemed to be the amount that would be the Exercise Price of an Option covering such Share determined under Section 3.3, if such Option were granted on the date of exercise of the Share Appreciation Right.  Upon each exercise of a Share Appreciation Right in respect of a Share covered by an Option such Option shall be cancelled in respect of such Share and shall be of no further force or effect.  Share Appreciation Rights shall be exercisable by a Participant or his or her legal representative only to the extent that the related Option is exercisable. Unexercised Share Appreciation Rights shall terminate when the related Option is exercised or the Option terminates.
(c)
Notwithstanding the foregoing, the Company may, if authorized by the Board in its discretion, in lieu of all or a portion of the cash amount that would otherwise be payable to a Participant under Section 3.1(b) in respect of the exercise of one or more Share Appreciation Rights, issue to the Participant a number of Shares equal to the number produced by dividing the amount that would be payable in cash in respect of such Share Appreciation Rights absent the exercise of the Board’s discretion under this Section 3.1(c) and for which a cash amount is not payable to a Participant under Section 3.1(b) as a result of the exercise of such discretion by the amount that would be the fair market value of a Share on the date of exercise of the Share Appreciation Rights determined in accordance with Section 3.1(b), rounded down to the next whole Share.

3.2	Exercise Term:
(a)
Subject to any vesting conditions imposed by the Board in its discretion at any time and from time to time, Options granted to Participants may only be exercisable by the Participant if such conditions to vesting have been satisfied.

(b)
The maximum term during which Options may be exercised shall be determined by the Board, but in no event shall the Exercise Term of an Option exceed 10 years from the date of its grant; provided that if at any time the end of the term of an Option should be determined to occur either during a Blackout Period or within ten Business Days following a Blackout Period, the end of the term shall be deemed to be extended to the date that is the tenth Business Day following the date of expiry of such Blackout Period.

(c)	Subject to Subsections 3.2(a) and 3.2(b) the provisions of the Plan and the Option Agreement, Options may be exercised by means of giving an Exercise Notice addressed to the Company.
3.3
Exercise Price: The Exercise Price of any Option shall be (i) if the Shares are listed and posted for trading on one Exchange, the closing sale price for board lots of Shares on such Exchange on the first Business Day immediately preceding the day on which the Exercise Price is to be determined on which at least one board lot was traded, (ii) if the Shares are listed and posted for trading on more than one Exchange, the greatest of the closing sale prices for board lots of Shares on such Exchanges on the first Business Day immediately preceding the day on which the Exercise Price is to be determined on which at least one board lot was traded, and (iii) if the Shares are not listed and posted for trading on an Exchange, the

Exercise Price shall be the fair market value of a Shares, as determined in the discretion of  the Board using a reasonable application of a reasonable valuation method.
3.4
Payment of Exercise Price: The Exercise Price shall be fully paid in cash at the time of exercise of an Option.  Subject to the terms of the Plan, no Shares shall be issued or transferred with respect to the exercise of an Option until full cash payment has been received therefor. As soon as practicable after receipt of any Exercise Notice and full payment with respect to the exercise of an Option, the Company shall deliver to the eligible Participant, either a certificate or certificates representing the acquired Shares or one or more non-transferable written acknowledgement(s) of the Participants right to obtain such a Share certificate or certificates.

3.5
Termination of Employment for Cause or Removal of a Director: Where a Participant's employment with the Company is terminated for cause (as such term is defined in law) or where a Participant who is a director of the Company is removed as a director prior to the end of his or her term, each Option granted to that Participant that has vested as at the Termination Date and each Option granted to that Participant that has not vested as at the Termination Date shall, subject to the discretion of the Board, immediately terminate.

3.6
Death: In the event of the death of a Participant, each Option granted to that Participant that has not then vested shall, subject to the discretion of the Board, immediately terminate and, notwithstanding Section 2.6, all Options which have vested may be exercised by the Participant's estate at any time within six months from the date of death, or for such longer period of time as the Board may determine.

3.7
Termination of Employment for Other than Cause or Death: Where a Participant's employment with the Company terminates for any reason other than as contemplated in Sections 3.5 or 3.6 above, or in the event a Director is not re-elected to the Board of Directors, each Option granted to that Participant that has not then vested shall, subject to the discretion of the Board, immediately terminate as at the Termination Date. In such cases, all Options granted to such Participants that have vested as at the Termination Date may be exercised by the Participant at any time within six months of the Termination Date, or for such longer period of time as the Board may determine.

ARTICLE 4
REORGANIZATION OF THE COMPANY
4.1
General: The existence of any Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or any other change in the Company's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares of any class or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.
4.2
Reorganization of Company's Capital: Should the Company effect a subdivision or consolidation of shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend which is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company which, in the opinion of the Board would warrant an adjustment to the number of Shares which may be acquired on the exercise of any outstanding Options and/or an adjustment to the Exercise Price thereof in order to preserve proportionately the rights and obligations of Participants, such adjustment shall be made as may be equitable and appropriate to that end; provided, however, that: (a) with respect to any award to a U.S. taxpayer, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the ability of the Plan or an award under the Plan to meet the requirements of Section 162(m) of the Code; and (b) with respect to any award to a U.S. taxpayer subject to Section 409A of the Code, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan or the award to fail to comply with, or qualify for, an exception to or be compliant with Section 409A of the Code.  Notwithstanding anything hereinabove, a decision of the Board in respect of any and all matters falling within the scope of this Section or Section 4.3 shall be final and without recourse on the part of any Participant and his or her heirs or legal representatives.

4.3
Other Events Affecting the Company: In the event of an amalgamation, combination, merger or other reorganization involving the Company, by exchange of shares of any class, by sale or lease of assets, or otherwise, which in the opinion of the Board warrants an adjustment to the number of Shares which may be acquired on the exercise of any outstanding Options and/or an adjustment to the Exercise Price thereof in order to preserve proportionately the rights and obligations of Participants, such adjustments shall be made as may be equitable and appropriate to that end; provided, however, that: (a) with respect to any award to a U.S. taxpayer, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the ability of the Plan or an award under the Plan to meet the requirements of Section 162(m) of the Code; and (b) with respect to any award to a U.S. taxpayer subject to Section 409A of the Code, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan or the award to fail to comply with, or qualify for, an exception to or be compliant with Section 409A of the Code.

4.4
Immediate Exercise of Options: Where the Board determines that the adjustments provided for in Sections 4.2 and 4.3 would not preserve proportionately the rights and obligations of Participants in the circumstances or otherwise determines that it is appropriate the Board may permit the immediate exercise of any outstanding Options which are not otherwise exercisable.

4.5
Issue by Company of Additional Shares: Except as expressly provided in this Article 4, the issue by the Company of shares of any class, or securities convertible into shares of any class, for money, services or property either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares which may be acquired on the exercise of any outstanding Options or the Exercise Price under such Options.

ARTICLE 5
MISCELLANEOUS PROVISIONS
5.1
Legal Requirement: The Company shall not be obligated to grant any Options if the issuance or exercise thereof would constitute a violation by the Participants or the Company of any provisions of any applicable valid statutory or regulatory enactment. The grant of Options that are subject to Section 409A of the Code shall be granted under terms and conditions consistent with Treasury Regulation Section 1.409-1(b)(5).  In this regard, notwithstanding any provision of the Plan or an Option award to the contrary, if any Option award provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Option award shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and the Board shall have the authority to unilaterally amend, in its discretion, any Option award to comply with Section 409A of the Code.  Although it is the intent of the Company and the Plan and awards hereunder, to the extent the Board deems appropriate and to the extent applicable, comply with Sections 162(m) and 409A of the Code: (a) none of the Company, the Board or Committee warrants that any awards under this Plan will qualify for favourable tax treatment under any provision of the federal, state, local U.S. laws or non-U.S. laws; and (b) in no event shall any member of the Board or the Committee or the Company (or its employees, officer or directors) have any liability to any Participant (or any other person) due to the failure of an award to satisfy the requirements of Sections 162(m) or 409A of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under this Plan.

5.2
Rights of Participant: The Plan shall not give any employee the right to be employed by the Company or to continue to be employed by the Company. No Participant shall have any rights as a shareholder of the Company in respect of Shares issuable on the exercise of rights to acquire Shares under any Option or Shares issuable pursuant to Section 3.1(c) hereof until the allotment and issuance to the Participant of certificates representing such Shares.

5.3
Interpretation: Whenever the Board is to exercise its discretion in the administration of terms and conditions of this Plan the term “discretion” shall mean the “sole and absolute discretion” of the Board.

5.4	Amendment or Discontinuance:
(a)
The Board may amend, suspend or terminate the Plan, in whole or in part, at any time, and, if suspended or terminated, the Plan shall govern the rights and obligations of the Company and the holders of Options, as applicable, with respect to all then outstanding Options, provided that no such amendment, suspension or termination may

i.	be made without obtaining any necessary regulatory or shareholder approvals; or
ii.	adversely affect the rights of any Participant who holds Options at the time of any such amendment, as determined by the Board acting in good faith, without the consent of the Participant.
(b)
Notwithstanding Section 5.4(a), approval by a majority of votes cast by holders of Shares present and voting person or by proxy at a meeting of shareholders of the Company shall be required for the following:

i.	any increase in the maximum number of Shares issuable by the Company under the Plan pursuant to Section 2.4(a);
ii.	any amendment that would reduce the Exercise Price at which Options may be granted below the minimum price currently provided for in Section 3.3 of the Plan;
iii.	any amendment that would increase or delete the percentage limits on the aggregate number of Shares issuable or that could be issued to Insiders pursuant to Section 2.4(c);
iv.	any amendment that would increase or delete the maximum term during which Options may be exercised pursuant to the Plan to be greater than 10 years, as set forth in Section 3.2(b);
v.	subject to Section 3.2(b), any amendment that would extend the Exercise Term of any outstanding Option;

vi.
any amendment that would reduce the Exercise Price of an outstanding Option (other than as may result from adjustments contemplated by Article 4 of the Plan) including a cancellation of an Option and re-grant of an Option to the same Participant in conjunction therewith, constituting a reduction of the Exercise Price of the Option;

vii.
any exchange for cash or other entitlements, by the Company and a Participant, of an Option for which the Exercise Price is equal to, or less than, the fair market value of a Share on the date of such exchange;

viii.	any amendment that would permit transfers or assignments to persons not currently permitted under the Plan;
ix.	any amendment to the definition of “Participant” or any amendment that would expand the scope of those persons eligible to participate in the Plan;
x.	any amendment to increase or delete the Value of Options granted or the percentage limit relating to Shares issuable, in each case, to Non-Executive Directors in Section 2.4(d);
xi.
any amendment to Section 2.4(f) that would allow the Board to reduce the aggregate number of Shares that may be issued under this Plan in respect of the exercise of a Share Appreciation Right by less than one whole Share;

xii.	amend the Plan to provide for other types of compensation through equity issuance; and
xiii.	amend this Section 5.4(b) or Section 5.4(a), other than as permitted by the requirements of each Exchange on which the Shares are listed and posted for trading.
(c)
For greater certainty, the Board may, subject to Section 5.4(a), from time to time, by resolution, make any amendments to the Plan or any Option granted under the Plan, other than the items specified in Section 5.4(b), without shareholder approval.

5.5
Indemnification: Every director of the Company shall at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, which such director may sustain or incur by reason of any action, suit or proceeding, proceeded or threatened against the director, otherwise than by the Company, for or in respect of any act done or omitted by the director in respect of the Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein; provide the act was done or omitted by the director in good faith.
5.6	Effective Date: The Plan is effective as of the date on which it has been approved by the Board and by the shareholders of the Company, as applicable.
5.7
Governing Law: The Plan and, unless otherwise explicitly so provided in the Option Agreement, all Option Agreements shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

5.8
Withholding:  The Company may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state or local law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to Options hereunder (“Withholding Obligations”).  The Company shall also have the right in its discretion to satisfy any liability for any Withholding Obligations by selling, or causing a broker to sell, on behalf of any Participant or causing any Participant to sell such number of Shares issued to the Participant sufficient to fund the Withholding Obligations (after deducting any commissions payable to the broker).  The Company may require a Participant, as a condition to exercise of an Option, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations on terms and conditions determined by the Company in its sole discretion, including, without limitation, requiring the Participant to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; or (iii) cause a broker who sells Shares acquired by the Participant under the Plan on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.

SCHEDULE A

THE DESCARTES SYSTEMS GROUP INC.

EXERCISE NOTICE/STOCK OPTION PLAN SUBSCRIPTION AGREEMENT

To:                          The Chair of The Descartes Systems Group Inc.

Date:                          _________________ ____, 20__

Re:                          The Descartes Systems Group Inc. Stock Option Plan

I refer to the option granted to me on _______________ __, 20__, pursuant to The Descartes Systems Group Inc. Stock Option Plan wherein I was granted an option to subscribe for and purchase fully paid and non-assessable common shares in the capital of The Descartes Systems Group Inc. (the “Company”) [and Share Appreciation Rights].

In the exercise of my rights under the said option, I hereby subscribe for _______ fully paid and non-assessable common shares in the capital of the Company at $_________ per share in lawful money of Canada, payment for which in the aggregate amount of $________ accompanies this subscription. [/I hereby exercise Share Appreciation Rights in respect of the said option by surrendering to the Company, unexercised, the right to subscribe for _______ fully paid and non-assessable common shares in the capital of the Company in return for a cash payment equal to the fair market value of a common share of the Company on the date on which the Company gives effect to this Exercise Notice, determined in accordance with Section 3.1(b) of the Plan, minus the Exercise Price under the above-noted option, net of applicable withholding taxes and other source deductions.  I acknowledge the Company’s right to provide me with common shares of the Company with a value equal to all or a portion of the cash amount otherwise payable to me upon this exercise of my Share Appreciation Rights in accordance with Section 3.1(c) of the Plan.]

Where shares are issued to me, will you please cause such shares to be certified and registered as follows:

_____________________________________________________________________________________
_____________________________________________________________________________________
_____________________________________________________________________________________

(Insert full name and address of purchaser including postal code)

and forward the relevant certificate or certificates to the registered holder at the address shown above.

Yours very truly,

____________________________________
(Signature)

____________________________________
(Name of Optionee - Please Print)

____________________________________
(Capacity - complete only if other than
the Participant (e.g. personal legal
representative or trustee)

SCHEDULE B

THE DESCARTES SYSTEMS GROUP INC.

STOCK OPTION PLAN OPTION AGREEMENT

To:                          _______________________________

Date:                          _________________  __, 20__

Re:                          The Descartes Systems Group Inc. Stock Option Plan

Attached hereto is a copy of The Descartes Systems Group Inc. Stock Option Plan (the “Plan”) which has been approved by the Board of Directors and shareholders of The Descartes Systems Group Inc. (the “Company”).

This is to advise you that you are entitled to participate in the Plan and have been granted options on _________ common shares (the “Shares”) in the capital of the Company [and share appreciation rights].

1.	The option price of the Shares is $________ per share.

2.
Your option [and share appreciation rights] may be exercised in whole or in part, subject to the vesting rules described below, at any time or from time to time, up to and including, but not after, ______________ __, 20__, on which date your option [and share appreciation rights], unless earlier terminated by reason of your death or ceasing to be a Participant (as defined in the Plan), shall expire:

[insert vesting rules]

3.	The terms and conditions of the Plan are hereby deemed to be incorporated into and to form part hereof.

4.	With respect to the exercise of an option, no share certificates representing such Shares shall be delivered until payment for the Shares has been made in full.

If you desire to accept this option [and share appreciation rights], please so indicate in the space below. Please note that acceptance does not constitute an exercise of the option [or share appreciation rights]. Options [or share appreciation rights] must be exercised in accordance with the terms and conditions of the Plan by completing and submitting a subscription substantially in the form of Schedule A annexed to the Plan, accompanied by, [in the case of Options,] payment in full of the option price of the Shares in respect of which the said option is then being exercised.

THE DESCARTES SYSTEMS GROUP INC.

by:_________________________________

I hereby desire to accept the above option [and share appreciation right] and agree to the terms and the conditions hereinbefore
set forth including the terms and conditions of the Plan.

____________________________________
(Name of Participant)